Exhibit 10.3

2012 TARP-Compliant Incentive Award
(Restricted Stock with Transfer Restrictions)

PRIVATEBANCORP, INC.

FORM OF RESTRICTED STOCK AWARD CERTIFICATE

1.Award. PrivateBancorp, Inc., a Delaware corporation (the “Company”), hereby grants to _______ (“Grantee”) the aggregate number of restricted shares of common stock of the Company, no par value, set forth below (“Award”).

2.Summary. The award date, number of shares included in the Award, vesting dates and restrictions on sale after vesting are set forth below, subject in all respects to the terms and conditions of this Restricted Stock Award Certificate, the Restricted Stock Award Agreement delivered herewith (the “Agreement”) and the PrivateBancorp, Inc. 2011 Incentive Compensation Plan (the “Plan”).

Award Date	February 22, 2013
Number of Shares	_________ shares of PrivateBancorp, Inc. common stock, no par value
Vesting	[2/3] on March 1, 2015 [1/3] on March 1, 2016
Transferability Restrictions
Other than shares that are withheld to cover minimum tax withholding obligations, vested shares may not be sold, exchanged, transferred, assigned, pledged, hypothecated, fractionalized, hedged or otherwise disposed of (including through the use of any cash-settled instrument), whether voluntarily or involuntarily by you prior to the earlier of (a) March 1, 2019 or (b) your death, disability that continues for more than 180 days, termination of employment for any reason (including Retirement or resignation) or a Change-of-Control (as such terms are defined in the Restricted Stock Award Agreement or the Plan). Such date, the “Transferability Date.”

3.TARP Restrictions. Notwithstanding anything to the contrary set forth in the Agreement, in light of the fact that Grantee is one of the Company’s five most highly compensated employees (“Top-5”) for 2012, Grantee acknowledges and agrees that the Award is subject to restrictions under TARP (as defined in the Agreement), including service period requirements.
4.Acceptance and Agreement by Grantee. Grantee hereby accepts the Award described above, and agrees to be bound by the terms, conditions and restrictions of such Award as set forth in this Restricted Stock Award Certificate, the Agreement and the Plan. Grantee acknowledges having read and understood such documents and understands that vesting of the Award is conditioned upon continued employment with the Company or its Subsidiaries, except as otherwise expressly set forth in the Agreement or the Plan.

PRIVATEBANCORP, INC. By: Name: Joan Schellhorn, Title: Chief Human Resources Officer	GRANTEE ____________

Exhibit 10.3

2012 TARP-Compliant Incentive Award
(Restricted Stock with Transfer Restrictions)

PRIVATEBANCORP, INC.
FORM OF RESTRICTED STOCK AWARD AGREEMENT
THIS RESTRICTED STOCK AWARD AGREEMENT (“Agreement”) is entered into as of the date set forth in the Restricted Stock Award Certificate (as defined in Section 1) by and between PrivateBancorp, Inc., a Delaware corporation (the “Company”), and the Grantee identified on the Restricted Stock Award Certificate (“Grantee”). Except as otherwise indicated or defined herein, all words with initial capitals shall have the same meaning as ascribed to them in the PrivateBancorp, Inc. 2011 Incentive Compensation Plan (the “Plan”). Grantee acknowledges receipt of a copy of the Plan.
WHEREAS, the Company desires to grant to Grantee a certain number of shares of Common Stock, subject to the restrictions, and on the terms and conditions, set forth in the Plan and this Agreement;
NOW, THEREFORE, the Company and Grantee agree as follows:
1.Grant of Award; Form of Award.
(a)Subject to Grantee’s execution and delivery of the related Restricted Stock Award Certificate attached hereto or otherwise delivered or made available to Grantee in electronic form (the “Award Certificate”) and any documents described therein, and subject to the terms and conditions of the Plan (the terms and provisions of which are incorporated herein and expressly made a part hereof), the Company hereby grants to Grantee the aggregate number of shares of Common Stock of the Company set forth on the Award Certificate, subject to the restrictions and on the terms and conditions set forth herein, in the Award Certificate and in the Plan (the “Award”), and subject to any adjustment as provided in the Plan. As soon as practicable after Grantee has executed the Award Certificate and any other documents referenced therein, and delivered the same to the Company, the Company shall cause to be issued in Grantee’s name a stock certificate representing the total number of shares of Common Stock covered by this Award in accordance with Section 4 below. In the discretion of the Committee, the Award to Grantee hereunder may be non-certificated and, accordingly, issuances and transfers shall be reflected on the stock ledger books and records of the Company and no certificate of shares of Common Stock in respect of Grantee’s shares will be issued to Grantee, to the extent not prohibited by applicable law, the Company’s certificate of incorporation and by-laws, or the rules of any stock exchange. This Agreement and the Award is subject to all good faith determinations of the Committee and of the Company pursuant to the Plan.
2.Restrictions.
(a)    The shares of Common Stock covered by this Award shall be subject to the restrictions set forth in Section 9(a) of the Plan, which include, but are not limited to, prohibitions on the sale, transfer, assignment, pledge or encumbrance of said shares, prior to the applicable vesting date set forth on the Award Certificate (the period ending on any such vesting date(s) is hereinafter referred to as the “Restricted Period”). When the restricted shares vest, that means only that Grantee’s continued employment is not required in order for the restricted shares to become fully transferable without risk of forfeiture. However, the Transfer Restrictions described below in this Section 2(a) shall continue to apply to such restricted shares after vesting. Sale, transfer and other disposition of the shares following termination of the Restricted Period may be limited by the absence of an established trading market for such shares and/or the provisions of applicable securities laws. The restrictions imposed hereunder shall not lapse upon expiration of the Restricted Period if such lapse would constitute a violation of any applicable federal or state securities or other law or regulation and shall only lapse upon the termination of such violation. Other than shares that are withheld to

Exhibit 10.3

2012 TARP-Compliant Incentive Award
(Restricted Stock with Transfer Restrictions)

cover minimum tax withholding obligations, the restricted shares covered by this Award shall not be permitted to be sold, exchanged, transferred, assigned, pledged, hypothecated, fractionalized, hedged or otherwise disposed of (including through the use of any cash-settled instrument), whether voluntarily or involuntarily by Grantee (such restrictions collectively referred to as the “Transfer Restrictions”) until the date specified as the Transferability Date on the Restricted Stock Award Certificate. As a condition to the receipt of the shares of Common Stock covered by this Award, the Company may require Grantee to make any representation and warranty to the Company as may be required by any applicable law or regulation.
(b)    Notwithstanding anything to the contrary set forth in this Agreement or in the Plan, each provision of this Agreement and all amounts which may be payable hereunder or under the Plan shall be subject to any restrictions or limitations required by any of the Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009 and the TARP Capital Purchase Program or any subsequent or similar legislation, and any regulations or interpretations that have been or may from time to time be promulgated thereunder, including, but not limited to the Interim Final Rule issued by the U.S. Treasury Department on June 15, 2009 (all such legislation, regulations and interpretations, and any amendments or modifications thereof, collectively (“TARP”), as may be in effect on the date hereof and as may be amended, replaced or supplemented at any time and from time to time hereafter; provided, nothing herein shall limit or otherwise diminish any waiver previously entered into by Grantee pursuant to the Company’s participation in the TARP Capital Purchase Program, which waiver shall remain in full force and effect. The terms set forth in this Agreement are further subject to any applicable conditions, limitations or restrictions that may be imposed by any governmental or regulatory authority, including but not limited to the FDIC or other federal or state regulator (any such provisions, “Regulatory Restrictions”). If any vesting of the Award or the making of any payment pursuant to this Agreement shall violate, or shall have violated, TARP or any Regulatory Restrictions, Grantee shall be deemed to have waived Grantee’s right to such payment and, to the extent necessary to comply with TARP or such Regulatory Restrictions, shall promptly repay any such amount to the Company upon request, and this Agreement shall be deemed to be amended to effectuate such waiver such that no obligation on the part of the Company to pay or provide the waived amount shall occur. Without limiting the generality of the foregoing, all rights hereunder as well as the value of all shares of Common Stock received by Grantee upon vesting or otherwise may be subject to recovery or “clawback” by the Company (or otherwise) under its clawback policies applicable to the Grantee from time to time as well as Regulatory Restrictions or applicable state or federal laws, including, but not limited to the recoupment or clawback provisions under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The applicability and ultimate impact of any of these clawback provisions will vary depending on the facts and circumstances and Grantee hereby acknowledges that such provisions may apply to the Award.
3.Rights as a Shareholder. Grantee shall have the right to vote the shares of Common Stock covered by this Award and to receive dividends thereon unless and until such shares are forfeited pursuant to Section 5 hereof.
4.Custody and Delivery of Shares. Each certificate representing the shares of Common Stock covered by this Award that may be issued (physically or electronically) in the name of Grantee shall bear appropriate legends regarding this Agreement and such other restrictions on transferability, which are substantially similar to the legend set forth as follows:
“The shares represented by this certificate are deemed to be restricted stock and until the applicable date on which the restrictions lapse (which is upon vesting on the second or third anniversary, as applicable, of March 1, 2013) are subject to the terms and conditions, including certain restrictions on transfer, applicable to restricted stock awarded pursuant to the PrivateBancorp, Inc. 2011 Incentive Compensation Plan, the Restricted Stock Award Agreement and Restricted Stock Award Certificate covering these shares, copies of which are available from the Company.

Exhibit 10.3

2012 TARP-Compliant Incentive Award
(Restricted Stock with Transfer Restrictions)

In addition, other than shares that are withheld to cover minimum tax withholding obligations, vested shares may not be sold, exchanged, transferred, assigned, pledged, hypothecated, fractionalized, hedged or otherwise disposed of (including through the use of any cash-settled instrument), whether voluntarily or involuntarily by Grantee prior to the earlier of (a) March 1, 2019 or (b) the recipient’s death, disability that continues for more than 180 days, termination of employment for any reason (including Retirement or resignation) or a Change-of-Control (as such terms are defined in the Restricted Stock Award Agreement or the Plan).”
The Company shall hold any certificate for shares of Common Stock covered by this Award until the restrictions shall lapse and shares represented hereby have vested and are freely transferable pursuant to the Award Certificate and Section 5 of this Agreement, and if so certificated shall thereupon, subject to the satisfaction of any applicable federal, state, local or other tax withholding obligations and applicable securities laws, deliver the certificate for the shares to Grantee.
5.Vesting; Effect of Termination of Employment. Except to the extent provided in paragraphs (a) through (e) below, the restrictions applicable to shares of Common Stock covered by this Award shall lapse and the shares shall become vested on the respective dates set forth in the Award Certificate.
(a)    Disability. In the event Grantee becomes disabled during the period of Grantee’s employment with the Company and its Subsidiaries, the Award shall continue to vest during the first 180 days of Grantee’s approved disability leave pursuant to a Company disability policy. If Grantee remains on an approved disability leave for more than 180 days, the Restricted Period and all restrictions imposed on the shares of Common Stock covered by this Award shall lapse and be of no further force or effect, and the shares of Common Stock covered by this Award shall vest in full, on the 181st day of approved disability leave.
(b)    Death. In the event Grantee dies during the period of Grantee’s employment with the Company and its Subsidiaries, the Restricted Period and all restrictions imposed on the shares of Common Stock covered by this Award shall fully and immediately lapse and be of no further force or effect, and the shares of Common Stock covered by this Award shall vest in full, on the date of Grantee’s death.
(c)    Change of Control. If a Change of Control occurs during the period of Grantee’s employment with the Company and its Subsidiaries, then, in accordance with the provisions set forth in Section 13 of the Plan, the vesting of the Award will accelerate except to the extent Grantee receives a Replacement Award. In the event Grantee receives a Replacement Award and, within two years after the Change of Control, Grantee’s employment is involuntarily terminated by the Company (other than a Termination for Cause) then, upon such termination, the Replacement Award shall become fully vested. For purposes of this Section 5(c) only, Grantee’s employment is deemed to be involuntarily terminated if Grantee resigns from the Company and its Subsidiaries for Good Reason.
(d)    Retirement. In the event of a termination of Grantee’s employment with the Company and its Subsidiaries under circumstances that constitute Grantee’s Retirement (as defined in Section 10) that occurs any time after March 1, 2015 but before February 29, 2016, Grantee shall become vested in a pro rata portion of the Award (rounded to the nearest whole number), calculated as follows:
((A / B) * C) - D
where, A equals the total number of completed months of service during the Award vesting period prior to Grantee’s Retirement; B equals the total number of full months during the Award vesting period set forth on the Award Certificate; C equals the aggregate number of shares of Common Stock set forth on the Award Certificate; and D equals the number

Exhibit 10.3

2012 TARP-Compliant Incentive Award
(Restricted Stock with Transfer Restrictions)

of shares subject to the Award that have previously vested; and such portion of the Award that has not become vested and exercisable shall be immediately forfeited and canceled.
(e)    Other Termination of Employment. In the event of termination of Grantee’s employment with the Company and its Subsidiaries prior to the end of the Restricted Period for any other reason, Grantee will forfeit any shares of Common Stock covered by this Award that are not yet vested, and shall have no further rights to said shares or any amounts attributable thereto.
6.Adjustment Upon Changes in Capitalization. Any additional shares of Common Stock or other securities or property issued with respect to the Common Stock covered by this Award, as a result of any declaration of stock dividends, through recapitalization resulting in stock splits, combinations or exchanges of shares or otherwise, shall be subject to the restrictions and terms and conditions set forth herein.
7.Payment of Taxes.
(a)    Grantee or Grantee’s legal representative shall be required to pay to the Company the amount of any federal, state, local or other taxes which the Company determines it is required to withhold and pay over to governmental tax authorities with respect to shares of Common Stock covered by this Award on the date(s) on which the Company’s tax liability arises with respect to such shares (the “Tax Date”). Grantee may satisfy such obligation by any of the following means: (i) cash payment to the Company, (ii) delivery to the Company of Previously-Acquired Shares of Common Stock having an aggregate Fair Market Value determined as of the Tax Date that equals the amount required, (iii) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value determined as of the Tax Date that equals the amount required, or (iv) any combination of (i), (ii), and (iii). The value of any shares withheld may not be in excess of the amount of taxes required to be withheld by the Company determined by applying the applicable minimum statutory withholding tax rates.
(b)    The Company shall pay all original issue or transfer taxes with respect to the issuance or delivery of shares of Common Stock pursuant hereto and all other fees and expenses incurred by the Company in connection therewith.
8.Beneficiary. Grantee may name, from time to time, any beneficiary or beneficiaries to whom the shares of Common Stock covered in this Award shall be paid in case of his death before receipt of such shares. Each designation shall be on a form prescribed for such purpose by the Committee and shall be effective only as set forth therein.
9.Compliance with Certain Laws and Regulations. If the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares of Common Stock covered in this Award upon any securities exchange or under any law or regulation, or that the consent or approval of any governmental regulatory body is necessary or desirable in connection with the granting of shares of Common Stock hereunder, Grantee shall supply the Committee or Company, as the case may be, with such certificates, representations and information as the Committee or Company, as the case may be, may request and shall otherwise cooperate with the Company in obtaining any such listing, registration, qualification, consent or approval.
10.Certain Definitions.
(a)    “Good Reason” means the occurrence, other than in connection with a discharge, of any of the following without Grantee’s consent: (A) a reduction in Grantee’s base salary, target annual bonus opportunity (other than a proportionate reduction applicable to all executives of the Company, unless such reduction occurs during the two-year period commencing on the occurrence of a Change of Control), or (B) Grantee being required to be based

Exhibit 10.3

2012 TARP-Compliant Incentive Award
(Restricted Stock with Transfer Restrictions)

at an office or location which is more than 50 miles from Grantee’s then-current office. Grantee must provide written notice to the Company of the existence of Good Reason no later than 90 days after its initial existence, and the Company shall have a period of 30 days following its receipt of such written notice during which it may remedy in all material respects the Good Reason condition identified in such written notice.
(b)     “Retirement” means termination of Grantee’s employment for any reason other than death, long-term disability or Termination for Cause on or after age 62 and completion of at least 10 years of service with the Company or any Subsidiary (including for this purpose continuous years of service, if any, with a Subsidiary as of the date such Subsidiary was acquired by the Company).
(c)     “Termination for Cause” means a termination of the employment of Grantee by the Company or any Subsidiary for any of the following reasons:
(i)In the case where there is an employment, change-on-control or similar agreement in effect between Grantee and the Company or any Subsidiary that defines “cause” (or similar words), the termination of an employment arrangement that is or would be deemed to be for “cause” (or similar words) as defined in such agreement.
(ii)In the case where there is no employment, change-of-control or similar agreement in effect between Grantee and the Company or any Subsidiary, or where there is such an agreement but the agreement does not define “cause” (or similar words), the termination of Grantee’s employment due to:
(1)The commission by Grantee, as reasonably determined by the Committee, of any theft, embezzlement or felony against the Company or any Subsidiary;
(2)The commission of an unlawful or criminal act by Grantee resulting in material injury to the business or property of the Company or any Subsidiary or of an act generally considered to involve moral turpitude, all as reasonably determined by the Committee;
(3)The commission of an intentional act by Grantee in the performance of Grantee’s duties as an employee of the Company or any Subsidiary amounting to gross negligence or misconduct or resulting in material injury to the business or property of the Company or any Subsidiary, all as reasonably determined by the Committee; or
(4)The habitual drunkenness or drug addiction of Grantee, as reasonably determined by the Committee.
11.Miscellaneous.
(a)    Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, delivered by overnight courier, or mailed by first class mail, to Grantee at the address set forth on the records of the Company, to the Company at its offices at 120 South LaSalle Street, Chicago, Illinois 60603, or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when received.
(b)    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be

Exhibit 10.3

2012 TARP-Compliant Incentive Award
(Restricted Stock with Transfer Restrictions)

reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
(c)    Complete Agreement. This Agreement, the Award Certificate and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
(d)    Counterparts; Electronic Signature. This Agreement, the Award Certificate and those documents expressly referred to herein and therein may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement, the Award Certificate and all documents to be delivered in connection with this Agreement may be executed and delivered by Grantee by electronic signature, including without limitation “click-through” acceptance, pursuant to procedures the Company may establish from time to time, and such execution and delivery shall have the same force and effect as Grantee’s manual signature.
(e)    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), and is intended to bind all successors and assigns of the respective parties, except that Grantee may not assign any of Grantee’s rights or obligations under this Agreement except to the extent and in the manner expressly permitted hereby.
(f)    Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
(g)    Waiver or Modification. Any waiver or modification of any of the provisions of this Agreement shall not be valid unless made in writing and signed by the parties hereto. Waiver by either party of any breach of this Agreement shall not operate as a waiver of any subsequent breach.
(h)    No Employment Contract. This Agreement shall not be construed as an employment contract and does not give Grantee any right to continued employment by the Company or any affiliate of the Company or to the receipt of any future Restricted Stock or other awards under the Plan.